EXHIBIT 10.1

SEVERANCE AGREEMENT
AND GENERAL RELEASE OF CLAIMS

This Severance Agreement and General Release of Claims (“Severance Agreement” or “Agreement”) is made and entered into by and between DAVID MARTENS (hereinafter, "MR. MARTENS") and the FEDERAL HOME LOAN BANK OF SAN FRANCISCO (hereinafter, "THE BANK").
W I T N E S S E T H:
WHEREAS, MR. MARTENS, is presently an employee of THE BANK and he will retire on March 31, 2017;
WHEREAS, MR. MARTENS and THE BANK desire to ensure that MR. MARTENS’ employment relationship ends in an amicable way, settling fully and finally any and all differences between them that have been, or could have been, raised in connection with any aspect of MR. MARTENS’ employment with THE BANK;
WHEREAS, MR. MARTENS has been offered severance benefits by THE BANK, as outlined on Exhibit I, and understands that any severance benefits provided to him are not benefits to which he is entitled as an employee of THE BANK but consideration being offered in exchange for his release of claims;
NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, and to avoid any cause for dispute, it is hereby agreed by and between the parties as follows:

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FIRST:    Nothing in this Agreement prohibits MR. MARTENS from filing a charge or complaint with, or participating in any investigation or proceeding by any federal, state, or local governmental agency or commission (“Government Agencies”). Nor does this Agreement prohibit MR. MARTENS from exercising any rights he may have under Section 7 of the National Labor Relations Act. MR. MARTENS further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information without notice to THE BANK. This Agreement does not limit MR. MARTENS’ right to receive an award for information provided to any Government Agencies.
SECOND:    This Agreement and compliance with this Agreement shall not be construed as an admission by THE BANK of any wrongdoing or liability whatsoever, or as an admission by THE BANK of any violation of the rights of MR. MARTENS or any other person, or the violation of any order, law, statute, duty, or contract whatsoever relating to MR. MARTENS or any other person, or any entitlement by MR. MARTENS to severance benefits. THE BANK specifically disclaims any wrongdoing or liability to MR. MARTENS or any other person for any alleged violation of the rights of MR. MARTENS or any other person, or for any alleged violation of any order, law, statute, duty, or contract on the part of THE BANK.
THIRD:    (a) Within ten (10) days after the Effective Date, as defined in the NINETEENTH Paragraph of this Agreement, and following (i) THE BANK’s receipt of  MR. MARTENS’ signature on this Agreement; (ii) the expiration of the seven (7) day revocation period (as referenced below); (iii) MR. MARTENS’ return to THE BANK of

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all documents, information and data, and copies of documents, information and data (whether in electronic or hard copy form), relating in any way to THE BANK in the possession, custody or control of MR. MARTENS; and, (iv) MR. MARTENS’ return to THE BANK of all equipment, tools, software, computers, cell phones, PDA’s or any similar equipment belonging to THE BANK, THE BANK shall provide a severance payment to MR. MARTENS in the gross amount of $394,100, less all applicable federal and state deductions. The calculation of severance is attached as Exhibit I.
(b) The parties agree that payment of the foregoing severance amount constitutes a full and complete settlement of any current or potential claims by MR. MARTENS against THE BANK, except as otherwise provided in the FIRST Paragraph above or the SIXTH Paragraph below.
(c) MR. MARTENS agrees that the foregoing severance payment shall constitute the entire amount of monetary consideration provided to him under this Agreement and that he will not seek any further compensation for any other claimed damages, costs, or attorneys’ fees in connection with the matters encompassed by this Agreement.
(d) MR. MARTENS understands and agrees that he shall be solely responsible for the payment of all federal, state or local taxes due as a result of the payment made pursuant to this Agreement with the exception of the applicable payroll taxes THE BANK will withhold from the severance amount. MR. MARTENS further agrees to indemnify and to hold THE BANK harmless for any and all liability for taxes, interest or penalties owed by MR. MARTENS that might be assessed by any federal, state or local taxing authority relating to the severance amount.

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FOURTH:    MR. MARTENS represents that he has not filed any complaints, claims, or actions against THE BANK, with any state, federal, or local agency or court and that, except as otherwise provided in the FIRST Paragraph above, he will not do so at any time hereafter.
FIFTH:    In consideration for the promises contained herein, and after the opportunity to consult with counsel, MR. MARTENS, on behalf of himself, his family, and his heirs and executors/administrators, completely releases and forever discharges any and all actual or potential claims, liabilities, demands, or causes of action, known or unknown, fixed or contingent, that he may have or claim to have, against THE BANK, including any and all of its past, present, and future direct and indirect parents, subsidiaries, affiliates, representatives, related entities, successors, assigns, officers, directors, managing agents, agents, managers, employees, contractors, insurers, consultants, benefit plans, benefit committees, attorneys and stockholders, as well as the heirs, executors, administrators, attorneys, insurers, predecessors, successors, and assigns of the foregoing (hereinafter referred to as “RELEASED PARTIES”), whether known or unknown, of whatever nature, which exist or may exist on his behalf at any time up to and including the Effective Date of this Agreement, except as otherwise provided in the FIRST Paragraph above or SIXTH Paragraph below. As used in this Section, and except as otherwise provided in the FIRST Paragraph above or SIXTH Paragraph below, “claims,” “liabilities,” “demands,” and “causes of action” include, but are not limited to, claims based on contract, whether oral, express or implied, fraud, misrepresentation, defamation, wrongful termination, constructive discharge, promissory estoppel, equitable estoppel, equity, tort, retaliation, intellectual property, personal injury, spoliation of evidence, breach of any policy of THE BANK, including its severance policy and

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including any and all benefit plans in which MR. MARTENS has participated, emotional distress, public policy, wage and hour law, statute or common law, claims for severance pay, claims for attorneys’ fees, vacation pay, debts, accounts, compensatory damages, punitive or exemplary damages, liquidated damages, and any and all claims arising under any federal, state, or local statute, law, or ordinance prohibiting discrimination or harassment on any account, including but not limited to, the Fair Employment and Housing Act (FEHA), Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Equal Pay Act of 1963, the California Labor Code, the California Wage Orders, the Americans with Disabilities Act, the Family and Medical Leave Act, the Genetic Information Non-Discrimination Act, the California Family Rights Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Securities Act of 1993 (and all rules and regulations thereunder) and any other local, state, and/or federal law. MR. MARTENS will not file, cause to be filed or pursue any released claims against THE BANK, in his individual or any other capacity, nor shall he voluntarily assist any other person who is pursuing a claim against THE BANK, except as otherwise provided in the FIRST Paragraph above or the SIXTH Paragraph below.
SIXTH:    Notwithstanding the release language in the FIFTH Paragraph, above, MR. MARTENS does not release or waive any claims he may have to benefits provided under:
(i) the terms and conditions of THE BANK’s retirement benefit plans in which he is presently a participant including, but not limited to, the Federal Home Loan Bank of San Francisco’s Cash Balance Plan, the Savings Plan, the Original Benefit

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Equalization Plan, the Benefit Equalization Plan, the Supplemental Executive Retirement Plan, the Original Deferred Compensation Plan, the Deferred Compensation Plan and the Financial Institutions Retirement Fund [FIRF], as well as any of THE BANK’s short term or long term incentive plans in which he is participating including, but not limited to, the 2017 Executive Incentive Plan (including the Annual Award and Deferred Award components and the 2017-2019 Gap Year component), 2015-2017 Executive Performance Unit Plan and 2016-2018 Executive Performance Unit Plan;
(ii) THE BANK’s post-retirement health continuation coverage, in which he is eligible to participate at his own expense (to the extent the benefit continues to be offered by THE BANK to retirees in the future, which shall be at the sole discretion of THE BANK);
(iii) the Indemnification Agreements between THE BANK and MR. MARTENS dated June 3, 2016, December 16, 2008, and November 23, 1998; and
(iv) any compensation THE BANK owes MR. MARTENS that is deferred by MR. MARTENS.
SEVENTH:    MR. MARTENS agrees and covenants that no actions will be brought in any forum for any claims against RELEASED PARTIES, or any of them, relating to his employment at THE BANK, the termination of his employment, or any other claim described in the FIFTH Paragraph, above, except as otherwise provided in the FIRST Paragraph above or the SIXTH Paragraph above. MR. MARTENS further agrees that damages for violation of this covenant shall be the reasonable costs incurred by RELEASED PARTIES, or any of them, in defending such actions, including reasonable attorneys’ fees, or the amount of his severance payment, whichever is less.

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EIGHTH:    MR. MARTENS understands and agrees that this Agreement extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present, which MR. MARTENS has or may have against RELEASED PARTIES that arose or accrued at any time up to and including the Effective Date of this Agreement, except as otherwise provided in the FIRST Paragraph above or the SIXTH Paragraph above. MR. MARTENS thus expressly waives all rights under Section 1542 of the California Civil Code. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

MR. MARTENS understands and acknowledges that he may hereafter discover facts different from or in addition to those that he now believes to be true with respect to the matters released in this Agreement. MR. MARTENS assumes any and all risk of mistake (or discovery of additional facts) in connection with the circumstances involved in the matters giving rise to this Agreement.
NINTH:    (a) As a condition of his severance benefits, MR. MARTENS reaffirms his obligation to maintain the confidentiality of all confidential information that belongs to THE BANK. Except as otherwise provided in the FIRST Paragraph above, he agrees not to disclose such information to anyone outside of THE BANK after his employment with THE BANK ends, except by written consent of THE BANK or production of such information in compliance with applicable law, a subpoena or a court order, provided THE BANK is given prompt notice of the need to produce information. MR. MARTENS understands that this obligation applies with equal force to such confidential information of third parties obtained by him by some reason of his

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employment with THE BANK. Nothing in this paragraph shall be deemed to prevent MR. MARTENS from making disclosures required or made permissible by applicable statute or regulation. This paragraph shall also not be deemed to prevent MR. MARTENS from making any disclosure required by agency or court order without prior notice to THE BANK to the extent such prior notice is prohibited by applicable law.
(b) MR. MARTENS agrees to return to THE BANK all memoranda, notes, records, reports, manuals, drawings, software and any other documents or data of a confidential nature belonging to THE BANK, including, all copies of such material which he possesses or has under his control. MR. MARTENS agrees to return to THE BANK all equipment, tools, software, computers, cell phones, PDA’s or any similar equipment belonging to THE BANK that were ever in MR. MARTENS’ possession or under MR. MARTENS’ control.
(c) MR. MARTENS understands that THE BANK shall be entitled to injunctive relief and all costs and expenses as may be incurred in the event of any breach of this provision, including reasonable costs, expenses and attorneys’ fees incurred in prosecuting or defending against any claims based hereon.
TENTH:     MR. MARTENS agrees that he will not do or say anything in the future to disparage or otherwise impugn the commercial or personal reputation of THE BANK, or any of its officers, directors, employees and/or agents, except as is otherwise provided in the FIRST Paragraph above.
ELEVENTH:     This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. MR. MARTENS

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expressly warrants that he has not transferred to any person or entity any rights, causes of action, or claims released in this Agreement and that he is not a petitioner in bankruptcy, nor has he been adjudicated to be bankrupt, and that he is fully empowered to enter into this Agreement.
TWELFTH:    MR. MARTENS represents that he has carefully read and fully understands all the provisions of this Agreement, that he understands that in agreeing to this document, he is releasing RELEASED PARTIES from any and all claims he may have against RELEASED PARTIES, or any of them, except as otherwise provided in the FIRST Paragraph or the SIXTH Paragraph above, that he voluntarily agrees to all the terms set forth in this Agreement, that he knowingly and willingly intends to be legally bound by the same, that he considered the terms of this Agreement and had an opportunity to discuss them with an attorney.
THIRTEENTH:    MR. MARTENS represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement made by THE BANK or by any of THE BANK’S agents, attorneys, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.
FOURTEENTH:    MR. MARTENS represents and acknowledges that he has been paid for all hours worked on behalf of THE BANK and has been reimbursed for all business expenses incurred in relation to his work for THE BANK, and that THE BANK does not owe him any wages or other remuneration or reimbursement except as set forth in this Agreement.
FIFTEENTH:    Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal,

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invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.
SIXTEENTH:    This Severance Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.
SEVENTEENTH:    This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.
EIGHTEENTH:    MR. MARTENS understands that this Agreement is subject to review by the Federal Housing Finance Agency (“the Finance Agency”) and that the Finance Agency has completed its review and has provided THE BANK with its notice of non-objection.
NINETEENTH:    MR. MARTENS understands and agrees that:

a.
MR. MARTENS has until April 3, 2017 (forty-five (45) calendar days, commencing on the date MR. MARTENS received this Agreement from THE BANK), to review and to discuss the promises and covenants set forth herein with an attorney of MR. MARTEN’s own choosing regarding whether or not MR. MARTENS wishes to execute the Agreement;

b.
If MR. MARTENS does not sign and return this Agreement to THE BANK during the time period stated above, MR. MARTENS’ severance benefits described above may be reduced or eliminated as outlined in THE BANK’s Severance Policy;

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c.
MR. MARTENS acknowledges that on February 17, 2017, THE BANK provided him with a list of the job titles and ages of all employees whose positions have been impacted such that their employment relationship with the Bank has or will be ending as part of the restructuring of the organizational unit impacted by this restructure (i.e. THE BANK’s senior officers), and a list of the job titles and ages of all employees in the organizational unit impacted by this restructure whose positions have not been impacted in such a manner;

d.
MR. MARTENS is hereby encouraged to consult with an attorney of MR. MARTENS’ own choosing so that MR. MARTENS is fully aware of MR. MARTENS’ rights and obligations under this Agreement before signing it;

e.
MR. MARTENS has seven (7) calendar days after MR. MARTENS has signed this Agreement during which time MR. MARTENS may revoke this Agreement. If MR. MARTENS wishes to revoke this Agreement, MR. MARTENS may do so by delivering a written notice of revocation to Jan Homan, Chief Human Resources Officer and OMWI, Federal Home Loan Bank of San Francisco, 600 California Street, Suite 300, San Francisco, CA 94108, within the seven-day revocation period;

f.	Should MR. MARTENS revoke this Agreement, MR. MARTENS will not be entitled to any of the severance benefits described in Exhibit I;

g.
This Agreement shall not become effective or enforceable unless and until it is fully executed by both parties. If fully executed, this Agreement will become effective and enforceable on the later of (i) the eighth (8th)

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calendar day following the date MR. MARTENS executes the Agreement, or (ii) March 31, 2017 (“Effective Date”); and,

h.	MR. MARTENS is not waiving any rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.) that may arise after the date this Agreement is executed.

Dated: March 31, 2017	/s/ David Martens
DAVID MARTENS

Dated: April 11, 2017	/s/ Janet Homan
THE FEDERAL HOME LOAN BANK OF SAN FRANCISCO

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EXHIBIT I

SUMMARY ESTIMATE OF SEVERANCE BENEFITS

Prepared for:	David Martens
Title:	SVP, Chief Risk Officer
Hire Date:	4/17/1996
Separation Date Assumption:	3/31/2017
Bank Service:	20 Years, 11 Months
Annual Base Salary:	$394,100.00
Weekly Base Salary:	$7,578.85

*Per the Severance Policy, Mr. Martens will receive severance pay in a lump sum equal to the greater of:

(a) Twelve weeks of base salary:	$90,946.15

-OR-

(b) The sum of the following:

Three weeks of base salary:	$22,736.54

Three weeks of base salary for each
full year of service:	$454,730.77

Three weeks of base salary prorated
for each partial year of service:	$20,841.83

Total:	$498,309.13

Total severance to be paid:	$394,100.00

Subject to the following cap under the Severance Policy: The total severance pay shall not exceed 52 weeks base salary.
Severance pay is subject to federal and state tax deductions and any other withholdings required by law.
Mr. Martens will also receive one month continuation of both life and health insurance coverage, as well as outplacement assistance for six months.
Date prepared:	1/31/2017

Prepared by:	Eiko Bokura
Verified by:	Greg Fontenot

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